Exhibit 3.1

Delaware The First State Page 1 2215728 8100 SR# 20253492930 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 204345130 Date: 07 - 31 - 25 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DARKPULSE, INC.”, FILED IN THIS OFFICE ON THE TWENTY - EIGHTH DAY OF JULY, A.D. 2025, AT 5:46 O`CLOCK P.M. AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FOURTEENTH DAY OF AUGUST, A . D . 2025 .

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CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DARKPULSE, INC.

DarkPulse, Inc., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The name of the Corporation is DarkPulse, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation, as amended, and any amendments thereto (the “Charter”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on February 20, 2020.

THIRD: Article IV be amended so that, as amended, said Article shall be and read as follows:

“The total number of common shares authorized for issuance for the corporation shall be 30,000,000,000 with a par value of $0.0001 per share. The authorized preferred shares shall remain at 2,000,000 with a par value of $0.01 per share.”

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective as of August 14, 2025.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of July 25, 2025.

DARKPULSE, INC.

By: /s/ Dennis O’Leary

Name: Dennis O’Leary

Title: Chief Executive Officer

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